Exhibit 23.6
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the use in this Post-Effective Amendment No. 2 to Registration Statement No. 333-164884 on Form S-11 of our report dated March 7, 2011 related to the Statement of Revenues and Certain Operating Expenses of the HN Buffalo Property for the year ended December 31, 2009 (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the purpose of the statement), and to the reference to us under the heading “Experts” in such Registration Statement.
/s/ DELOITTE & TOUCHE LLP
Phoenix, Arizona
March 7, 2011